PRELIMINARY OFFERING CIRCULAR DATED AUGUST 31, 2018

SLIDEBELTS INC.

4818 Golden Foothill Pkwy
Unit #9, El Dorado Hills, CA 95762

+1 (888) 754-3311

www.slidebelts.com

UP TO 13,513,513 SHARES OF CLASS A COMMON STOCK

PRICE: $0.37 PER SHARE

MINIMUM INVESTMENT: $350.00

SEE “SECURITIES BEING OFFERED” AT PAGE 28

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer**
Per share	$0.37	$0.01	$0.36
Total Maximum	$5,000,000	$200,000	$4,800,000

* Does not include expenses of the offering, including costs of investor processing, blue sky compliance and the cost of technology to facilitate the offering. The company has agreed to pay WealthForge Securities, LLC (“WealthForge”) a basic engagement fee of $60,000 and a 4% commission on all shares sold in this offering. The company estimates that it will pay commissions of up to $200,000 to WealthForge. See “Plan of Distribution” for further information and details regarding compensation payable to WealthForge in connection with this offering.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company has engaged Atlantic Capital Bank as escrow agent to hold any funds that are tendered by investors, and may hold one or more closings on a rolling basis at which the company receives the funds from the escrow agent and issues shares to investors. Because there is no minimum target, the company may close on any amounts invested, even if those amounts are insufficient for the intended use of proceeds, or do not cover the costs of this offering.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company has engaged Atlantic Capital Bank as escrow agent to hold any funds that are tendered by investors, and may hold one or more closings on a rolling basis at which the company receives the funds from the escrow agent and issues shares to investors. Because there is no minimum target, the company may close on any amounts invested, even if those amounts are insufficient for the intended use of proceeds, or do not cover the costs of this offering.

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INVESTING IN THE CLASS A COMMON STOCK OF SLIDEBELTS INC. IS SPECILATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 3 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE CLASS A COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the term “SlideBelts”, “we”, “us”, “our” or “the company” refers to SlideBelts Inc. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

Founded in 2007, SlideBelts is an e-commerce retailer of modernized classic accessories that suit the minimalist aesthetic of enduring style. While the brand has recently expanded its offering of products to include a line of minimalist watches, SlideBelts’ flagship products are its high-quality, perfect fitting belts that are comfortable, stylish, and easy to adjust.

The company has been recognized by third-party industry analysts in recent years, ranking on the Inc. 5000 list of America’s Fastest-Growing Private Companies three years in a row (2016, 2017, and 2018). Additionally, SlideBelts’ core belief that its growth reflects the capabilities and commitment of its employees is exemplified by its top ranking on Fortune Magazine’s list of Best Small Workplaces in 2017.

SlideBelts’ products are sold direct to consumers through its website (www.slidebelts.com) and various online retailers.

Our Products

SlideBelts’ unique belts utilize the brand’s patented dual-lever ratchet design, which offers improved function and ease of use over traditional belts. The company offers a wide range of belt options, including premium selections of top-grain and full-grain leathers, high-quality canvas, and non-synthetic, vegan products that provide customers with animal-friendly and cruelty-free options.

SlideBelts has recently expanded its design ethos to a wider range of accessories, including a full line of men’s and women’s watches that the brand just launched in July.

The Offering

Securities offered:	Maximum of 13,513,513 shares of Class A Common Stock

Securities outstanding before the
Offering (as of May 30, 2018):

Class A Common Stock	59,573,702 shares (1)
Class B Common Stock	1,500,000 shares

(1) Does not include shares issuable upon the exercise of options issued under the 2016 Stock Incentive Plan, shares allocated for issuance pursuant to the Plan or outstanding warrants.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

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•	We have incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
•	Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience.
•	We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality.
•	Uncertainty with respect to the US trade policy may reduce our manufacturing choices and add to our expenses.
•	We rely upon information systems to operate our website, process transactions, and communicate with customers.
•	Our success depends on our ability to design and manufacture products that appeal to our customers.
•	Our industry is highly fragmented and rapidly changing.
•	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can.
•	New competitors may enter the market.
•	We rely on third parties to provide services essential to the success of our business.
•	An economic downturn in our key market may adversely affect consumer discretionary spending and demand for our products.
•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
•	All of our assets are pledged as collateral to a lender.
•	Investors will have no voting rights with respect to decisions of the company; in certain circumstances investors will not have dissenters' rights

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history of profits upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. We were most recently reincorporated under the laws of the State of Delaware on April 29, 2016. Before that, our company was incorporated under the laws of the State of California on June 10, 2013. While the business was initially formed as “Erik Blaire, LLC” in 2007, it was not fully staffed or operated for several years, until June of 2013. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding consumer base. We anticipate that our operating expenses will increase for the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We are a new entrant to the clothing industry. We are a new entrant to the clothing industry and do not have the same brand awareness and customer base as other players in the market space. To date, we have not been able to undertake significant marketing efforts to expand awareness of our brand. We intend to use proceeds of this Offering to undertake marketing efforts, but if these efforts are not successful at expanding awareness of our brand, our operating results could be harmed.

Our industry is highly fragmented and rapidly changing. The apparel industry in particular has gone through significant structural changes in consumer buying behaviors and shifting consumer demands. Online stores have evolved much faster over the last several years than in the past as consumers shift to online buying platforms and omni channel operations. Accordingly, our operations and profitability are heavily dependent upon both the ability to target our customers in a crowded marketplace and on our ability to anticipate, identify and capitalize upon new consumer demands. If we fail to anticipate, identify or react appropriately, or in a timely manner, to our consumer expectations, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products and could have a material adverse effect on our results of operations and financial condition.

We may develop and offer new products. There are substantial risks and uncertainties associated with creating, producing and marketing new products in the retail industry, particularly in instances where the market is saturated with alternative goods. In developing and marketing new wearable products, we may invest significant R&D resources. Initial timetables for the development and launch of new products may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing new products in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

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Our products may be subject to governmental regulations affecting wearable technologies. Due to the options added in our wearable tech, certain state and local laws and regulations govern the production and design of our belts, including but not limited to compliance with privacy laws (GPS), California buckle-knife laws, and survivor designs for combustible fire starters. When possible we try to work within the confines of the law. However, noncompliance with such laws and regulations may cause the appropriate government agency to put a stop hold on our products, restricting our ability to conduct business, assess additional taxes, interest and penalties or result in the imposition of significant fines.

Reductions in sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan. The following factors, among others, could affect continued market acceptance and profitability of our products:

•	the introduction of competitive products;
•	changes in consumer preferences among wearable tech;
•	changes in consumer buying habits, including trends away from certain retail goods,
•	changes in consumer perception regarding the durability of our products;
•	the level and effectiveness of our sales and marketing efforts;
•	any unfavourable publicity regarding our brand;
•	litigation or threats of litigation with respect to our products;
•	the price of our products relative to other competing products;
•	price increases resulting from rising commodity costs; and,
•	introduction of competitive or lower priced goods from major ecommerce companies such as Amazon

Adverse developments with respect to the sale of competitive products would significantly reduce our net revenues and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan. We can guard against that by enforcing our patents and other intellectual property rights surrounding our company.

Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience. The reputation of our brand is very important factor in our ability to sell our products. Events such as unfavorable media coverage or poor customer reviews on online commerce platforms could harm our brand, and in turn, negatively affect our sales, which would have a material adverse effect on our company.

We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality. We currently utilize one supplier for many of our products. Engaging new suppliers for these products, while possible, may take time and effort. Additionally, several of our suppliers are based outside the United States. The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions or any other change in local conditions. Specifically, tariff increases will impact SlideBelts’ business and margins. Moreover, it is possible that we will experience defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. Any disruption in our supply chain could have a material adverse effect on our business.

Uncertainty with respect to US trade policy may reduce our manufacturing choices and add to our expenses. Most of the manufacturers of our products are not in the United States. The current US President indicated a desire to re-negotiate trade deals and potentially impose tariffs on foreign countries, including China. We may incur additional expenses if we are forced to base our manufacturing in the United States.

We rely upon information systems to operate our website, process transactions, and communicate with customers. The company’s operational equipment and security systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to loss, misuse, or theft of data or could disrupt our business and reduce our sales.

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We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can. In addition to competing with other direct-to-consumer apparel companies, we face competition from a range of retailers, many of which have greater financial resources than we do. Competition may result in pricing pressure, reduced profit margins or a reduction in market share, any of which could substantially harm our business and results of operations.

We rely on third parties to provide services essential to the success of our business. Our third party partners provide a variety of essential business functions, including warehousing and distribution, website hosting, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the company.

An economic downturn in our key markets may adversely affect consumer discretionary spending and demand for our products. Factors affecting the level of consumer spending include general economic conditions, consumer confidence in future economic conditions, the availability of consumer credit, levels of unemployment, and tax rates, among others. Poor economic conditions may lead consumers to delay or reduce purchases of our products, which could have a material adverse effect on our financial condition.

Our failure or inability to protect our intellectual property rights or against any claims that infringe on the rights of others could diminish the value of our brand and weaken our competitive position. Our future success depends significantly on our ability to protect our current and future brands and products, and to defend our intellectual property rights. We currently have 6 issued patents and 8 registered trademarks. We have 4 trademark applications pending, and 2 patent applications pending. There is no guarantee that we will be able to obtain patent protection for the claims we have submitted, which would significantly decrease the value of our products. It may also lead to unauthorized use or copying of our technology. Policing such unauthorized use is difficult and the steps taken may not prevent misappropriation of the technology. In addition, effective protection may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from our daily business, which in turn could materially adversely affect the business. We continue to take steps to protect and maintain our intellectual property rights, however we cannot be sure that these steps will be adequate. There is also a risk that, by the company’s omission, if the company fails to timely renew or protect a trademark, the trademark could be lost. If we fail to procure, protect or maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Our trademarks may conflict with the rights of others and we may be prevented from selling some of our products. We have applied for and obtained several United States trademarks, and have one foreign trademark application pending. We will continue to evaluate the registration of additional trademarks as appropriate. However, we cannot assure you that trademark registrations will be issued with respect to any of the trademark applications. Additionally, third parties may assert intellectual property claims against us, particularly as we expand our business.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results, liquidity and financial condition to suffer.

Our future success is dependent on the continued service of our senior management. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. The experience, technical skills and commercial relationships of the personnel of the company provide us with a competitive advantage. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team.

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We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the company will need to raise additional funds in the future by offering shares of its common stock and/or other classes of equity or debt that convert into shares of common stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

If we cannot raise sufficient funds, we will not succeed. We are offering shares of our Class A Common Stock in the amount of up to $5,000,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, the company may not survive. If we raise a substantially lesser amount than the Maximum Raise, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds To Issuer.”

The company has a history of losses, and may not achieve or maintain profitability in the future. The company has operated at a loss since inception and historically raised additional capital and borrowed funds to meet its growth needs. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional marketing and general and administrative expenses that will require increased sales to recover these additional costs. While net revenues have grown in recent periods, this growth may not be sustainable or sufficient to cover the costs required to successfully compete.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies. We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to the Securities in this Offering

Investors will have no voting rights with respect to decisions of the company; in certain circumstances investors will not have dissenters' rights. We are offering shares of our non-voting Class A Common Stock. Investors will have no voting rights attached to their stock, and therefore will have no ability to impact or otherwise influence corporate decisions of the company. In addition, the subscription agreement that investors will execute in connection with the offering contains a “drag-along” provision whereby investors agree to vote any shares they own in the same manner as the majority holders of our other classes of stock. Specifically, and without limitation, if the majority holders of our other classes of stock may determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

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This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the company intends to apply in the future for quotation of its common stock on an over-the-counter market, or similar, exchange, there are a number of requirements that the company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

You will need to keep records of your investment for tax purposes. As with all investments in securities, if you sell our Class A Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize, or apply the loss to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold our Class A Common Stock for you (and many brokers refuse to hold Regulation A) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain or loss on any sales of the Class A Common Stock.

We may have offered securities in violation of the Securities Act of 1933, which could give certain purchasers of these shares the right to seek refunds or damages. Prior to the effectiveness of the registration statement covering the shares of our Class A Common Stock sold in this offering, we offered SAFEs (Simple Agreement For Future Equity) in a previous offering under Regulation Crowdfunding dated April 4, 2017. Due to evolving understanding of SEC regulations, the discussion of the SAFEs in that offering may have not met the requirements of the Securities Act of 1933. If offering SAFEs was a violation of the Securities Act of 1933, persons who purchased our SAFEs, directly or indirectly, may have the right, for a period of one year from the date of the violation, to obtain recovery of the consideration paid in connection with their purchase of our SAFEs or, if they had already sold the stock, attempt to recover losses resulting from their purchase of SAFEs. We do not believe that any attempts to rescind these purchases or to recover these losses will have a material adverse effect on our financial position.

You will experience immediate dilution in the book value per share of the common stock you purchase. Certain outstanding convertible securities of the company will convert upon the close of the sale of the Class A Common Stock in this Offering. In particular, our previously offered SAFEs will convert into 4,337,252 shares of Class A Common Stock. As a result, you will experience immediate dilution of your investment interest in this Offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this Offering.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding SAFEs and assuming that the shares are sold at $0.37 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares		Effective Cash Price per Share at Issuance or Potential Conversion
Class A Common Shares	2016-2017	54,036,851	—	54,036,851		$0.019	(2)
Class B Common Shares	2016-2017	1,500,000	—	1,500,000		$0.00	(2)
Convertible Notes
Simple Agreements For Future Equity (SAFEs)	2017	—	4,337,252	4,337,252	(1)	$0.247
Options:
2016 Option Plan (net of forfeitures to date)	2016-2017	—	3,810,000	3,810,000	(1)	$0.059
Warrants:
Class A Common Shares			11,073,702	11,073,702	(1)	$0.181

Total Common Share Equivalents		55,536,851	19,220,954	74,757,805		$0.031
Investors in this offering, assuming $5 Million raised		13,513,513	—	13,513,513		$0.37

Total After Inclusion of this Offering		69,050,364	19,220,954	88,271,318		$0.083

(1)	Assumes conversion of all SAFEs, and exercise of all issued options and warrants issued as of December 31, 2017. On May 30, 2018, 5,536,851 shares of Class A Common Stock were issued pursuant to such warrants at a price of $0.180608 per share.

(2)	Class A Common Stock issued for various terms, including the conversion of 50,000 shares of Common Stock of the company during its operations as a California corporation into 48,500,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock as a Delaware corporation.

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The following table demonstrates the dilution that new investors will experience upon investment in the company. This table uses the company’s net tangible book value as of December 31, 2017 of $1,675,801, which is derived from the net equity of the company in the December 31, 2017 financial statements. This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the company, which assumes exercise of all SAFEs (4,337,252 shares) outstanding. The offering costs assumed in the following three calculations include the $60,000 engagement fee with WealthForge and 4% commission on all shares sold, as well as legal and accounting fees incurred for this Offering.

The table presents three scenarios for the convenience of the reader: a $1,000,000 raise from this offering, a $2,500,000 raise from this offering, and a fully subscribed $5,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$1 Million Raise		$2.5 Million Raise		$5 Million Raise
Price per Share	$0.37		$0.37		$0.37
Shares Issued	2,702,702		6,576,576		13,513,513
Capital Raised	$1,000,000		$2,500,000		$5,000,000
Less: Offering Costs	$167,500		$227,500		$327,500
Net Offering Proceeds	$832,500		$2,272,500		$4,672,500
Net Tangible Book Value Pre-financing	$3,900,591	(2)	$3,900,591	(2)	$3,900,591	(2)
Net Tangible Book Value Post-financing	$4,733,091		$6,173,091		$8,573,091

Shares issued and outstanding pre-financing, assuming full conversion of issued SAFEs and exercise of issued stock options and warrants	74,757,805	(1)	74,757,805	(1)	74,757,805	(1)
Post-Financing Shares Issued and Outstanding	77,460,507		81,514,561		88,271,318

Net tangible book value per share prior to offering	$0.052		$0.052		$0.052
Increase/(Decrease) per share attributable to new investors	$0.009		$0.024		$0.045
Net tangible book value per share after offering	$0.061		$0.076		$0.097
Dilution per share to new investors ($)	$(0.309)		$(0.294)		$(0.273)
Dilution per share to new investors (%)	(83.5)%		(79.5)%		(73.8)%

(1)	Assumes conversion of all issued SAFEs, resulting in the issuance of 4,337,252 shares, exercise of 3,810,000 outstanding stock options (providing proceeds of $224,790 to net tangible book value), and exercise of issued warrants for 11,073,702 shares of our Class A Common Stock at $0.180608 per share (providing proceeds of $2,000,000 to net tangible book value) outstanding as of December 31, 2017. On May 30, 2018, 5,536,851 shares of Class A Common Stock were issued pursuant to such warrants at a price of $0.180608 per share.

(2)	Net Tangible Book Value is adjusted for proceeds from the exercise of outstanding stock options discussed at (1)

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to $5,000,000 in Class A Common Stock on a “best efforts” basis at a price of $0.37 per share. The minimum investment is 946 shares, or $350.02.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s existing website, www.slidebelts.com, on a landing page that relates to the offering (invest.slidebelts.com).

The company will use its existing website, blogs, other social media and its quarterly print catalog to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act.

Atlantic Capital Bank (the “Escrow Agent”) will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The company has engaged WealthForge, a broker-dealer registered with the Commission and a member of FINRA, to perform the following functions in connection with this offering:

•	qualify investors, including, but not limited to, conducting Know Your Customer, OFAC checks and AML compliance;
•	gather additional information or clarification from prospective investors, working as necessary with the company and/or its agents;
•	provide the company with prompt notice for subscriptions that cannot be accepted; and
•	transmit the subscription information data to eShares, Inc., the company’s transfer agent.

As compensation for the services listed above, the company has agreed to pay WealthForge a basic engagement fee of $60,000 to support the offering once the offering commences. The company has also agreed to pay WealthForge a fee of 4% of the principal amount of all shares sold. WealthForge may enter into selling agreements with broker-dealers who are members of FINRA (“selling group members”) to sell shares in this offering. WealthForge will receive selling commissions (the “selling commissions”) in an amount up to 4% of the purchase price of the shares it sells, which it may re-allow to the selling group members; provided, however, that this amount will be reduced in the event a lower commission rate is negotiated by WealthForge and the commission rate will be the lower agreed upon rate. Assuming a fully subscribed offering, we estimate the total commission to WealthForge will be $200,000, which, in addition to the $60,000 engagement fee, would be total compensation of $260,000 to WealthForge. These assumptions were used in estimating the fees due in the “Use of Proceeds to Issuer.”

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WealthForge is not participating as an underwriter of the offering and under no circumstance will it, as part of this offering, solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, WealthForge’s involvement in the offering is limited to acting as an accommodating broker-dealer. WealthForge does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular. All inquiries regarding this offering or services provided by WealthForge and its affiliates should be made directly to the company.

The company has also engaged WealthForge to provide execution and other services in connection with the Regulation A debt offering.

eShares, Inc., doing business as Carta, will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Class A Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Upon closing, funds tendered by investors will be made available to the company for its use. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act. The escrow agent has not investigated the desirability or advisability of the investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

In order to invest you will be required to subscribe to the offering via the company’s website and agree to the terms of the offering and the subscription agreement.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on other equity and debt offerings, including the concurrent private placement, and/or cash on hand.

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USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $5,000,000, the net proceeds of this offering will be $4,672,500 after subtracting estimated offering costs of $260,000 in WealthForge compensation, $17,500 in audit fees, and $50,000 in legal fees.

Assuming a raise of $2,500,000, the net proceeds of this offering will be $2,272,500 after subtracting estimated offering costs of $160,000 in WealthForge compensation, $17,500 in audit fees, $50,000 and in legal fees.

Assuming a maximum raise of $1,000,000, the net proceeds of this offering will be $832,500 after subtracting estimated offering costs of $100,000 in WealthForge compensation, $17,500 in audit fees, and $50,000 in legal fees.

We plan to use the net proceeds of this offering as follows:

Percent	$1,000,000 Raise		$2,500,000 Raise		$5,000,000 Raise
Allocation	Use Category	%	Use Category	%	Use Category
50%	Inventory Purchase	40%	Inventory Purchase	35%	Inventory Purchase
10%	New Staff	5%	New Staff	5%	New Staff
10%	Marketing	10%	Marketing	10%	Marketing
10%	Product Development	10%	Product Development	10%	Product Development
15%	General working Capital	20%	General working Capital	25%	General working Capital
5%	international expansion	5%	international expansion	5%	international expansion
0%	Repay its existing debt	10%	Repay its existing debt(1)	10%	Repay its existing debt(1)

(1) The company would prioritize repayment of its existing loan balance with Amazon Capital Services and then Shopify Capital. See “Management’s Discussion and Analysis for further details on these loans.

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company

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THE COMPANY’S BUSINESS

Overview

Founded in 2007, SlideBelts is an e-commerce retailer of modernized classic accessories that suit an enduring minimalist style. While the brand has recently expanded its offering of products to include a line of minimalist watches, SlideBelts’ flagship products are its high-quality, perfect fitting belts that are comfortable, stylish, and easy to adjust.

The company was initially founded in 2007 by our CEO, Brig Taylor, as a limited liability company, Erik Blaire LLC. We formed SlideBelts Inc., a California corporation, in 2013. In 2016, we incorporated SlideBelts Inc., a Delaware corporation, which merged with the California corporation. The Delaware corporation was the surviving entity and operates at 4818 Golden Foothill Parkway, Suite 9, El Dorado Hills, CA 95762.

The company has been recognized by third-party industry analysts in recent years, ranking on the Inc. 5000 list of America’s Fastest-Growing Private Companies three years in a row (2016, 2017, and 2018). Additionally, SlideBelts’ core belief that its growth reflects the capabilities and commitment of its employees is exemplified by its top ranking on Fortune Magazine’s list of Best Small Workplaces in 2017.

SlideBelts’ products are sold direct to consumers through its website (www.slidebelts.com) and various online retailers.

Principal Products and Services

SlideBelts’ unique belts utilize the brand’s patented dual-lever ratchet design, which offers improved function and ease of use over traditional belts. The company offers a wide range of belt options, including premium selections of top-grain and full-grain leathers, high-quality canvas, and non-synthetic, vegan products that provide customers with animal-friendly and cruelty-free options.

The Survival Belt is the company’s newest and best-selling belt, which was specifically developed for the outdoor enthusiast and represents the brand’s focus on fashion with function. The Survival Belt - which houses a knife, fire starter, LED flashlight, and bottle opener all within the buckle itself - provides classic simplicity, while camouflaging essential tools for less civilized environments.

SlideBelts has recently expanded its design ethos to a wider range of accessories, including a full line of men’s and women’s watches that the brand just launched in July.

Our star product is the “Survival Belt,” which was the main product featured in our 2014 Kickstarter campaign. Our Kickstarter campaign raised over $200,000 from over 2,000 backers, exceeding our fundraising goal of $60,000 by over 333%. As of the date of this Offering, we have fulfilled every order from our Kickstarter campaign. Our flagship product is the SlideBelts “Leather Ratchet Belt” which consistently maintains great customer feedback.

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The Survival Belt represents 25% of our total revenues. Our other top-selling products are the “Classic Black Belt”, and the “Black Top Grain Belt,” which represent 12% and 7% of our total revenues, respectively. We currently have new product offerings in the works as well, such as the GPS Belt, Brig Taylor watches, a Buckle Multi-Tool, a bag collaboration, and style updates to our current catalog of belts to match the seasons.

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Design Process

Innovation is the foundation of everything we do. There's a reason that we're among the first to overhaul this age-old accessory that's been a prominent wardrobe staple since the 16th century — while the traditional prong/hole approach has been sufficient for centuries, there was an obvious opportunity to upgrade the belt to make it more intuitive, functional, and stylish. While a basic ratcheting belt system already existed at the time, Founder Brig Taylor saw many major flaws with this design: the little lever on the underside of the buckle was hard to reach, the magnetic mechanism often jammed, and the design was clunky and not streamlined for a modern aesthetic. After years of improving, designing, and re-designing an entirely new ratchet buckle, the SlideBelts dual ratchet lever was born and a patent filed. Our one-of-a-kind ratchet design brings innovation, function, & style to a classic accessory. With the same innovative spirit, we are now expanding to other apparel accessories

Suppliers

We source our products from suppliers located in the United States and various countries in the Asia Pacific region. As we continue to expand our offering with new leather straps and buckle styles, and product categories, we will also continue to diversify our supplier base. We do not have any contracts with our suppliers and rely instead on purchase orders Holidays in the manufacturing countries do impact suppliers productions. Certain suppliers are at maximum capacity for production. To make sure we get our products before the holidays we confirm our holiday orders in Q2.

Shipping

Our products are shipped from our suppliers to SlideBelts Headquarters, Amazon fulfillment centers and our third-party logistics partner (“3PL”), which handles our warehousing, fulfillment, outbound shipping and returns processing. By outsourcing our logistics operations, we are able to focus on our core business, lower our capital commitment to fixed assets, maintain a variable cost structure, and save money with lower shipping rates. Our 3PL and fulfillment centers are located throughout the US, Canada, and the UK.

Market

We see our potential market as any person who wears pants with belt loops is in the market for our products. Our ultimate goal is "world domination of waistlines." We have not quantified the exact number of potential customers or the value of this market.

Marketing

We utilize a community-based approach to building awareness of our brand. We currently have over 66,636 combined followers on Twitter, Facebook, and Instagram and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers. Our products are sold direct to consumer through our website (www.slidebelts.com). Approximately 30% of our revenue is derived from other channels, such as third-party e-commerce sites, royalties, kiosks and distributors.

We use a broad set of tools to help us acquire and retain customers. They include, but are not limited to, digital advertising through social media, influencer marketing, direct mail, strategic partnerships and referral programs. We track and utilize key metrics such as customer acquisition cost, lifetime value per customer, cost per impression, cost per click, and others.

Competition

We face direct competition from other digitally competent, vertically integrated brands such as Mission Belt, NexBelt, Kore Belt, Anson Belt.

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Anson Belt and NexBelt are the most direct analogues in terms of product/market fit. The price point and positioning of these brands are similar. Anson Belt, like SlideBelts, has a strong online presence and focus a lot of their marketing effort on digital advertising. NexBelt is almost the exact opposite - they have very little web presence, and their entire brand strategy revolves around wholesale and the Golf market in particular.

More broadly, there are thousands of competitors in the highly fragmented apparel category including fast fashion players including Zara, H&M, Uniqlo, and Gap which all compete for SlideBelts’ market share at our affordable price point.

Employees

We currently have 37 full-time employees, 3 part-time employees, and one temporary employee, for a total of 41 employees. 35 of our 41 employees work out of our head offices. Our current employees are responsible for managing the following areas: Finance (2 employees), Operations (21 employees) Marketing (6 employees), Creative (4 employees), Wholesale (3 employees), and Executive (5 employees). We also utilize the services of an independent contractor.

Intellectual Property

SlideBelts Inc. holds a number of patents on our proprietary belt’s adjustment system, as well as design patents on the belt’s buckle and a belt hanger for the belt. We also currently hold trademarks in the United States on the name “SlideBelts”, “Survival Belt” (one of our best-selling belts), and a number of slogans related to our company’s brand. Please see below for a summary of our company’s intellectual property.

Patent Number	Title	Date of Patent Grant
US 9,149,090 B1	Belt Adjustment System	October 6, 2015
US 9,370,223 B1	Belt Adjustment System	June 21, 2016
US 9,351,526 B1	Belt with integrated adjustment slots and belt fabrication method	May 31, 2016
US D776,568 S	Belt buckle	January 17, 2017
US D806,400 S	Belt Hanger	January 2, 2018
US D822,988 S	Wallet	July 17, 2018

Registration Number	Mark	Date Registered
5,064,410	Simple. Subtle. Stylish.	October 18, 2016
4,675,546	SlideBelts Logo	January 20, 2015
4,678,676	Carry Less. Adventure More.	January 27, 2015
4,514,483	Gird Up Your Loins	April 15, 2014
4,532,742	SlideBelts	May 20, 2014
5,298,451	Survival Belt	September 26, 2017
5,242,684	SlideBelts With Wing	July 11, 2017
5,435,836	SlideBelts	April 03, 2018

In addition to the above, we have 3 pending patent applications, and 4 pending trademark applications, including one pending trademark application in Canada.

Litigation

From time to time, the company may be involved in a variety of legal matters that arise in the normal course of business.

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THE COMPANY’S PROPERTY

SlideBelts currently leases its premises and owns no significant plant or equipment. The company’s leases a 6,248 square foot office and warehouse space in El Dorado Hills, CA which serves as its headquarters. The company recently leased 58,300 square foot building at a separate location in El Dorado Hills, CA, which it intends to use as its headquarters in the future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2016 and December 31, 2017 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

SlideBelts Inc. is a wearable technology company that designs, manufactures and markets innovative “ratchet belts,” which are patented belts made without holes. The company is engaged in the design, development, manufacturing and distribution of its adjustable ratchet belts and other apparel. It primarily distributes its products via its website, www.slidebelts.com, and through third-party e-commerce retailers.

The company’s gross profits reflect net revenues minus the cost of net revenues. The company typically collects revenue upon sale of an item and recognizes the revenue when the item has shipped. Operating expenses largely consist of sales & marketing expenses and compensation & benefits expenses.

Results of Operations

Year ended December 31, 2017 Compared to Year ended December 31, 2016

Net revenues for 2017 were $8,156,542, an increase of 30.9%, from net revenues of $6,229,007 in 2016. The increase was due to increased advertising and marketing spend, new ad campaign strategies, growth in customer base and average order value. Online sales represented the company’s largest growth channel, specifically direct website sales which increased over 50% from revenues of $4,007,289 in 2016 to $6,161,561 in 2017.

Cost of net revenues for 2017 was $3,495,188, an increase of 49.5%, from cost of net revenues of $2,338,166 in 2016. Cost of net revenues increased drastically due to higher sales and increased manufacturing costs with the transition to a new factory that offers higher quality products in 2017. Still, gross profits in 2017 were $4,661,354, an increase of 19.8% from $3,890,841 in 2016.

Selling and marketing expenses decreased to $1,327,283 at December 31, 2017 from $1,902,253 at the same date in 2016, a decrease of 30.2%. The decrease in selling and marketing expenses was due to higher capitalized advertising costs in 2017, capitalized in accordance with Financial Accounting Standards Board guidance. Deferred advertising costs for 2016 and 2017 were $258,276 and $3,037,273 respectively.

General and administrative expenses were $605,796 in 2017, which represented 13.0% of gross profit versus 2016 general and administrative expenses of $460,179, which represented 11.8% of gross profit. The increase in general and administrative expense were the result of increased general and administrative costs primarily related to facilities, depreciation/amortization, and legal expenses.

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Compensation and benefits costs increased 44.5% 2017, equalling $1,671,574, which represented 35.9% of gross profit versus 2016 compensation and benefits costs of $1,157,087 that represented 29.7% of gross revenues. The increase in the compensation and benefits costs is the result of increased salaries for all staff, as well as hiring 12 new employees.

Interest expense increased from $126,033 in 2016 to $361,242 in 2017 as the company increased its indebtedness. See “—Liquidity and Capital Resources” below.

As a result of the foregoing, the company generated a net profit of $574,799 in 2017 compared to a net profit of $229,662 in 2016, an increase of 150%.

Liquidity and Capital Resources

As of December 31, 2017, the company’s cash on hand was $873,662. The company is generating a profit but nonetheless requires the continued infusion of new capital to continue business operations. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity or debt issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Issuances of Equity and SAFEs

Since inception, the company has funded operations through the issuance of equity securities and SAFEs.

In 2013, the company received $50,000 from its initial issuance of Common Stock, which was later converted into Class A Common Stock.

In 2017, the company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors in exchange for cash investments totalling $1,069,982. The SAFE agreements have no interest rate or maturity date. The SAFE agreements entered into become convertible into shares of the company’s Class A Non-Voting Common Stock. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) a 20% discount to the pricing in the triggering equity financing; B) the price implied by a $20,000,000 valuation cap divided by the capitalization of the company (as defined in the agreements) at the triggering equity financing. As of December 31, 2017, the SAFE agreements have not yet converted as a qualifying financing had not yet occurred. As described under “Securities Being Offered,” the SAFE securities contain a conversion provision that will be triggered by this offering.

On October 2, 2017, pursuant to a Stock Purchase Agreement of same date, the company issued Alex Chnaiderman, a director of the company, 5,536,851 shares of Class A Common Stock for $1,000,000. In addition, pursuant to the same Stock Purchase Agreement dated October 2, 2017, the company issued two warrants to purchase shares of the company’s Class A Common Stock. Each warrant entitles Chnaiderman to purchase 5,536,851 shares of Class A Common Stock for $1,000,000. On May 30, 2018, Alex Chnaiderman exercised one of these warrants, and the company issued 5,536,851 shares of Class A Common Stock at $0.180608 per share for $1,000,000.

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The company used the net proceeds of the previous Regulation Crowdfunding offering and sale of its Class A Common Stock for payment of debt, general working capital, marketing, product development, patents, trademarks, and new staff.

Indebtedness

On September 7, 2017, the company entered in a 12-month term loan agreement with Amazon Capital Services, Inc, in the amount of $492,000, bearing interest at 14.9% with a required monthly principal and interest payment of $44,204. This was one of a series of loan agreements with Amazon Capital Services, Inc. opened and repaid during 2017. On December 4, 2016, the company entered into a 12-month term loan agreement with Amazon Capital Services, Inc. in the amount of $271,000, bearing interest at 12.9%, with a required monthly principal and interest payment of $24,192. This was one of a series of loan agreements with Amazon Capital Services, Inc. opened and repaid during 2016. Total interest expense on loans with Amazon Capital Services, Inc. was $48,369 and $20,764 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $374,216 and $271,000 as of December 31, 2017 and 2016, respectively.

On August 4, 2015, the company entered into a 7-year term loan agreement with First US Credit Union in the amount of $700,000, bearing interest at 6%, with a required monthly principal and interest payment of $10,226. The unpaid principal balance was $504,048 and $595,758 as of December 31, 2017 and 2016 respectively.

On May 11, 2017, the company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $500,000, the company is to remit 14% of Shopify sales to Shopify until $550,000 is paid back. On December 16, 2016, the company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $200,000. The company is to remit 15% of Shopify sales to Shopify until $226,000 is paid back. The total unpaid principal balance was $42,954 and $181,016 as Of December 31, 2017 and 2016 respectively.

On January 1, 2018, the company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $500,000. The company is to remit 14% of Shopify sales to Shopify until $550,000 is paid back.

On February 2, 2018, the company entered into a 12-month term promissory note agreement Alex Chnaiderman, a director of the company, in the amount of $1,000,000, at a rate of 1.00% per month and which is payable monthly.

On May 7, 2018, the company entered into a short-term loan agreement with PayPal Working Capital in the amount of $125,000. The company is to remit 30% of PayPal sales until the loan is paid back.

On May 9, 2018, the company refinanced an existing Amazon loan paying off the remaining balance of $215,867. The new loan amount was $593,000, with a 13.99% interest rate, with a monthly principal and interest payment of $53,241.

On May 25, 2018, the company refinanced an existing arrangement with Shopify Capital, Inc. resulting in a net amount received of $250,000 and total payback of $277,000, with a 14% remittance rate on sales.

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The company currently has material commitments for inventory purchases for the 2019 holiday season. Currently, we have committed to purchasing inventory and new building renovations. The estimated cost of inventory is $2.3 million, mainly related to holiday season orders. The new building renovations are estimated to be $300k-$400k. Sources of funds needed to fulfil such commitments will include working capital loans, a new line of credit, and outside investment.

As of June 30, 2018, we have total outstanding debt obligations of $2,504,332 on our loans, revenue financing arrangements, and lines of credit.

Trend Information

We are focused on acquiring new customers, as well as increasing the number of repeat purchasers for our product. We believe this is the best way to sustain our growth in the long term. We have also expanded into new products, which we believe will enable us to continue to attract new customers to our company, as well as attract repeat customers for new purchases. Our continued investment in marketing and products will be critical factors in the future revenue growth of our company.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Appointed to Current Position
Executive Officers
Brig Taylor	Chief Executive Officer, President	34	September 2015
Michelle Taylor	Chief Creative Officer	31	August 2018
Frederick Lilley	Chief Operating Officer	38	January 2015
Navi Singh	Senior Administrative Officer, Secretary	38	August 2018
Mario Curci	Chief Financial Officer	41	June 2018
Cameron Diegle	Financial Controller	34	August 2016
Courtney Abrew	HR Manager	25	April 2016
Directors
Brig Taylor	Director	34	June 2013
Chris Gordon	Director	44	June 2013
Alex Chnaiderman	Director	36	October 2017

Family Relationships

Brig Taylor and Michelle Taylor are married.

Brig Taylor, Founder, President and CEO

Brig Taylor is the founder and CEO of SlideBelts. Having served as a Director of the company since 2013, Brig has held his current position as SlideBelts' Chief Executive Officer since 2015. Previously, he held the offices of Chief Financial Officer, Secretary and Chief Operations Officer for SlideBelts. Brig has more than 10 years of experience running and operating SlideBelts, having started the company in 2007 as a sole proprietorship for a few years before ultimately forming SlideBelts Inc. Brig graduated from BYU in 2010 and has been married to Michelle Taylor since 2008.

Michelle Taylor, Secretary and Creative Director

Michelle Taylor has held her current position as SlideBelts' Chief Creative Officer since August 2018. She has served in a number of capacities for SlideBelts, including President, Secretary, and Creative Director, as well as serving as a Director of the company from 2013 until August 2018. Additionally, Michelle previously held the office of Chief Executive Officer for SlideBelts and has accumulated more than 9 years of experience running and operating the business. In her current role as Chief Creative Officer, she's responsible for the direction and oversight of the Creative Team in all inward and outward-facing materials, such as the company website, branding, promotional materials, marketing materials, and ads. Michelle's facilitation of project direction and final approval over all creative endeavors are critical to the brand's success. Michelle married Brig Taylor in 2008 and graduated from BYU in 2010.

Frederick Lilley, Chief Operating Officer

Frederick “Rick” Lilley has served as Chief Operating Officer of the company since 2015. He started with SlideBelts in 2014 bringing 15 years of fashion, retail and leadership experience serving in various roles for Vans Inc. He graduated from Baker College in Flint, Michigan.

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Navinesh Singh, Senior Administrative Officer, Secretary

Navinesh Singh joined SlideBelts in 2014 as Corporate Services Manager Beginning in 2015, Navinesh began to serve as Director and Chief Financial Officer SlideBelts. He began serving as Senior Administrative Officer in August 2017, and has been serving as Secretary since August 2018. Prior to joining SlideBelts, Navinesh was the Corporate Services Manager/ HR Administrator in 2013. Navinesh brings13 years of business experience to SlideBelts from serving in various leadership roles with IT solutions and data hosting. He attended California State University, Sacramento.

Mario Curci, Chief Financial Officer

Mario Curci is our current Chief Financial Officer and is engaged as an independent contractor.  Prior to joining us, he was the Chief Financial Officer of Golden West Packaging Group, from June of 2017 to June of 2018 and had complete financial oversight of $400+ million in revenues per year.  In that position Mario was responsible for the business combination efforts and roll up of 5 businesses that had all been acquired simultaneously as well as a later acquisition.  He was also responsible for the day to day operations of the Finance / Accounting, Human Resources, and Information Technology Departments.  From May of 2016 to June of 2018 Mario was the Chief Financial Officer of Cal Sheets, LLC.  He was responsible for the day to day operations of the Finance / Accounting, Human Resources, and Information Technology departments and was the lead sell side representative during the sale of the company to Golden West Packaging Group.  From 2009 to 2016 Mario was the Regional Controller for Schwarz Partners LP.  He was responsible for the day to day operations of the Finance / Accounting, and Human Resources departments for the West Coast.  Mario led the Start-Up efforts of two manufacturing facilities and had started on a third before being recruited by the company’s competitor, Cal Sheets.  Mario holds a B.A. degree in business with an emphasis in accounting from the University of Phoenix.

Cameron Diegle, Financial Controller

Cameron Diegle is currently our Financial Controller. He has served in that position since August 2016. Prior to joining SlideBelts, he was Client Accounting Services Manager at PRO Unlimited, Inc. from January 2013 to August 2016. In that position, he was responsible for managing high-volume accounting systems and accounting operations in various transactional cycles such as revenue, cost of sales, cash disbursements, general ledger, cost accounting, and project tracking. He holds a Master of Business Administration degree in finance from California State University, Sacramento.

Courtney Abrew, HR Manager

Courtney Abrew serves as our company’s HR Manager. She has held this position since January 2017. She has been employed at the company since April 2016, when she started as an HR Assistant. Working to build the current processes and procedures of our HR department. From 2013 to April 2016, Courtney was completing her education at a California State University, from which she holds a Bachelor's degree in Human Resource Management.

Chris Gordon, Director

Chris Gordon has served as a Director of the company since 2013. Chris has been a civil litigator for over 16 years. He is the founder of The Gordon Law Firm. He is an Angel Investor in the company. Chris obtained his B.A. from University of Utah, and his J.D. from Pennsylvania State University, the Dickinson School of Law.

Alex Chnaiderman, Director

Alexandre Chnaiderman has been a member of our board since October 2017. In addition to being on the board for SlideBelts, Alex is an active member of numerous other boards and companies, most notably Sleep Country Canada Inc. since 2009 to present. In his position as Director he oversees the Total Rewards and HRIS side of the business which includes budgeting of over $150 million and compensation of over $100 million per year. Alex is a seasoned entrepreneur with a long standing history. He started his career with Ministry of Health and Long Term Care, where he managed various long term care facilities. From there he moved on into real estate investments, followed by investments into start-ups, fashion and retail companies. Alex holds a Bachelor of Commerce from Queens University, as well as a CPM and Retail Innovation and Strategy degree from St. Mary’s University.

24

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)		Total compensation ($)
Brig Taylor	CEO, President	120,696	0		120,696
Michelle Taylor	Creative Director	99,257	0		99,257
Cameron Diegle	Financial Controller	96,865	5,332	(1)	102,197

(1)	This includes stock based compensation

For the fiscal year ended December 31, 2017, we paid our directors as a group (5) $0. There are three directors as of the date of this offering circular.

Other than cash compensation, health benefits and stock options, no other compensation was provided to the executive officers, including in their capacity as directors of the company.

25

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2017, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The company’s voting securities include all shares of Class B Common Stock.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Brig Taylor, 2230 Valley View Pkwy Apt 427 El Dorado Hills, CA 95762	Class B Common Stock	1,500,000	0	100%

26

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On October 2, 2017, pursuant to a Stock Purchase Agreement of same date, the company issued Alex Chnaiderman, a director of the company, 5,536,851 shares of Class A Common Stock for $1,000,000. In addition, pursuant to the same Stock Purchase Agreement dated October 2, 2017, the company issued two warrants to purchase shares of the company’s Class A Common Stock. Each warrant entitles Chnaiderman to purchase 5,536,851 shares of Class A Common Stock for $1,000,000. On May 30, 2018, Alex Chnaiderman exercised one of these warrants, and the company issued 5,536,851 shares of Class A Common Stock at $0.180608 per share for $1,000,000. The other warrant is still outstanding as of the date of this offering circular, and expires on October 2, 2019. Also, on February 2, 2018, the company entered into a promissory note agreement with Alex Chnaiderman in the amount of $1,000,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources  - Indebtedness." Alex Chnaiderman and his wife also purchased $200,000 worth of SAFE notes in our previous Regulation Crowdfunding offering.

27

SECURITIES BEING OFFERED

General

The company is offering up to 13,513,513 shares of Class A Common Stock in this offering.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of SlideBelts’ Restated Articles and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of SlideBelts’ capital stock, you should refer to the Restated Articles and bylaws of the company and to the applicable provisions of California law.

The authorized capital stock of the company consists of one class – Common Stock. The Common Stock consists of two series, Class A Common Stock and Class B Common Stock. The total number of authorized shares of Class A Common Stock of SlideBelts is 1,000,000,000, the total number of authorized shares of Class B Common Stock is 1,500,000.

The company has also reserved 20,000,000 shares of its Class A Common Stock for issuance under its 2016 Stock Incentive Plan. As of December 31, 2017, the option to acquire 3,810,000 shares has been granted under that plan. None have been exercised as of that date.

As of May 30, 2018 the outstanding shares of the company included:

Class	Authorized	Issued and Outstanding
Class A Common Stock	1,000,000,000	59,573,702	(1)
Class B Common Stock	1,500,000	1,500,000

(1) The Issued and Outstanding Class A Common Stock does not include the 20,000,000 shares reserved under the company’s 2016 Stock Incentive Plan, or the 5,536,851 shares reserved for exercise of the issued warrant.

Common Stock

Voting Rights

Holders of Class A Common Stock do not have voting rights, except for those required by law. Each holder of the company’s Class B Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the company’s Restated Articles. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of the Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the company.

28

Rights and Preferences

Holders of the Class A Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Class A Common Stock. Holders of the Class B Common Stock have conversion rights that allow the holder of Class B Common Stock to convert to shares of Class A Common Stock on a 1-to-1 basis at the option of the holder at any time.

SAFE Notes

The company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through a Regulation Crowdfunding campaign in exchange for cash investments. The SAFE agreements have no interest rate or maturity date.

The SAFE agreements entered into are convertible into the shares of the company’s stock that are sold at the next qualified financing of the company after the issuance of the SAFEs. This offering of our Class A Common Stock under Regulation A meets the standard of the qualified financing under the terms of the SAFEs.

The following table summarizes the conversion of the SAFEs.

SAFEs sold in Regulation Crowdfunding Offering	Value Per Share at Issuance of Shares	Number of Class A Common Stock Shares to be issued upon Conversion of SAFEs
$1,070,000	$0.2467	4,337,252

29

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2017 AND 2016

SlideBelts, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2017 and 2016

30

SlideBelts, Inc.

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
of SlideBelts, Inc.

We have audited the accompanying financial statements of SlideBelts, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SlideBelts, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Spokane, Washington

August 17, 2018

F-1

SLIDEBELTS, INC.

BALANCE SHEETS

As of December 31, 2017 and 2016

	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$873,662	$620,175
Accounts receivable	172,045	129,002
Prepaid expenses	28,613	18,055
Deposits	10,166	10,141
Inventory	804,189	937,357
Inventory-in-transit	94,836	-
Deferred advertising costs	3,037,273	258,276
Total Current Assets	5,020,784	1,973,006

Non-Current Assets:
Property and equipment, net	263,473	192,948
Deferred loan fees, net	12,613	15,457
Intangible assets, net	83,378	66,713
Total Non-Current Assets	359,464	275,118

TOTAL ASSETS	$5,380,248	$2,248,124

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-2

SLIDEBELTS, INC.

BALANCE SHEETS

As of December 31, 2017 and 2016

	2017	2016
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$1,366,947	$529,234
Accrued expenses	269,834	110,593
Deferred revenues	37,080	116,254
Revenue financing arrangements	42,954	240,136
Line of credit	-	4,604
Lease payable - current	1,439	1,439
Loans payable - current	476,867	678,682
Total Current Liabilities	2,195,121	1,680,942
Long-Term Liabilities:
Lease payable - long-term	1,724	3,043
Loans payable - long-term	1,507,602	517,823
Total Long-Term Liabilities	1,509,326	520,866

Total Liabilities	3,704,447	2,201,808

Stockholders' Equity :
Class A Common Stock, $0.001 par, 1,000,000,000 shares authorized, 54,036,851 and 48,500,000 shares issued and outstanding, as of December 31, 2017 and 2016, respectively.	54,037	48,500
Class B Common Stock, $0.001 par, 1,500,000 shares authorized, 1,500,000 and 1,500,000 shares issued and outstanding, as of December 31, 2017 and 2016, respectively.	1,500	1,500
Additional paid-in capital	1,054,236	5,067
Accumulated earnings (deficit)	566,028	(8,751)
Total Stockholders' Equity	1,675,801	46,316
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,380,248	$2,248,124

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-3

SLIDEBELTS, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2017 and 2016

	2017	2016

Net revenues	$8,156,542	$6,229,007
Costs of net revenues	(3,495,188)	(2,338,166)
Gross profit	4,661,354	3,890,841

Operating Expenses:
Sales & marketing	1,327,283	1,902,253
Compensation & benefits	1,671,574	1,157,087
General & administrative	605,796	460,179
Research & development	16,812	15,668
Total Operating Expenses	3,621,465	3,535,187

Income from operations	1,039,889	355,654

Other Income/(Expense):
Interest expense	(361,242)	(126,033)
SAFE offering costs	(103,868)	-
Interest income	-	41
Total Other Income/(Expense)	(465,110)	(125,992)

Provision for income taxes	-	-

Net Profit	$574,779	$229,662

Basic net income per common share	$0.0112	$0.0046
Diluted net income per common share	$0.0107	$0.0046

Weighted average shares outstanding :
-Basic	51,350,081	50,000,000
-Diluted	53,791,227	50,452,755

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

SLIDEBELTS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2017 and 2016

	Common Stock
	Number of	Delaware Corporation
	Shares -	Class A Common Stock		Class B Common Stock
	Common Stock						Accumulated	Total
	(California					Additional	Earnings	Stockholders'
	Corporation)	Shares	Amount	Shares	Amount	Paid-In Capital	(Deficit)	Equity (Deficit)

Balance at January 1, 2016	50,000	-	$-	-	$-	$50,000	$(238,413)	$(188,413)

Conversion to Delaware Corporation	(50,000)	48,500,000	48,500	1,500,000	1,500	(50,000)	-	-
Stock-based compensation	-	-	-	-	-	5,067	-	5,067
Net income	-	-	-	-	-	-	229,662	229,662
Balance at December 31, 2016	-	48,500,000	$48,500	1,500,000	$1,500	$5,067	$(8,751)	$46,316

Class A Common Stock issuance	-	5,536,851	$5,537	-	$-	$994,463	$-	$1,000,000
Offering costs	-	-	-	-	-	(7,576)	-	(7,576)
Stock-based compensation	-	-	-	-	-	62,282	-	62,282
Net income	-	-	-	-	-	-	574,779	574,779
Balance at December 31, 2017	-	54,036,851	$54,037	1,500,000	$1,500	$1,054,236	$566,028	$1,675,801

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

SLIDEBELTS, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Net Income	$574,779	$229,662
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	64,014	45,411
Amortization of loan fees	2,844	2,419
Stock compensation expense	62,282	5,067
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(43,043)	(14,041)
(Increase)/Decrease in prepaid expenses	(10,558)	17,495
(Increase)/Decrease in deposits	(25)	(4,550)
(Increase)/Decrease in inventory	133,167	(156,716)
(Increase)/Decrease in inventory-in-transit	(94,836)	-
(Increase)/Decrease in deferred advertising costs	(2,778,997)	(258,276)
Increase/(Decrease) in accounts payable	837,715	291,794
Increase/(Decrease) in accrued expenses	159,243	10,962
Increase/(Decrease) in deferred revenues	(79,174)	(62,962)
Net Cash Provided By (Used In) Operating Activities	(1,172,589)	106,265

Cash Flows From Investing Activities
Purchase of property and equipment	(129,861)	(126,517)
Cash paid for loan fees, trademarks, and patents	(21,345)	(30,793)
Net Cash Used In Investing Activities	(151,206)	(157,310)

Cash Flows From Financing Activities
Proceeds from issuance of Class A common stock	1,000,000	-
Offering costs	(7,576)	-
Proceeds/(principal payments) on loans payable, net	787,964	340,389
Proceeds/(principal payments) on revenue financing arrangements	(197,183)	240,136
Proceeds/(principal payments) on line of credit	(4,604)	(2,925)
Proceeds/(principal payments) on lease payable, net	(1,319)	(1,439)
Net Cash Provided By Financing Activities	1,577,282	576,161

Net Change In Cash	253,487	525,116

Cash at Beginning of Period	620,175	95,059
Cash at End of Period	$873,662	$620,175

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$363,642	$118,733
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

NOTE 1: NATURE OF OPERATIONS

SlideBelts, Inc. (the “Company”), is a corporation organized June 10, 2013 under the laws of California, subsequently converted to a Delaware corporation on April 29, 2016. The Company is a fashion and apparel company, offering adjustable ratchet belts.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2017 and 2016, the Company’s cash balances exceeded FDIC insured limits by $620,152 and $369,117, respectively.

Inventory and Inventory-in-Transit

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2017 and 2016 consist of products purchased for resale and any materials the Company purchased to modify the products. All inventory held is finished goods as of December 31, 2017 and 2016.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  As of December 31, 2017 and 2016, the Company carried receivables of $172,045 and $129,002, respectively, and no allowances against such.

See accompanying Independent Auditor’s Report

F-7

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

Property and Equipment & Intangible Assets

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2017 and 2016 have estimated useful lives ranging from 3 to 20 years while capitalizing assets who have a useful life greater than 1 year and whose cost is greater than $250 for property and equipment and all costs are capitalized for patents and trademarks. The Company’s property and equipment, and intangible assets consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Property and equipment, at cost	$393,723	$263,863
Accumulated depreciation	(130,250)	(70,915)
Property and equipment, net	$263,473	$192,948

Depreciation expense	$59,334	$43,200

Intangibles (Trademarks and patents)	$91,110	$69,765
Accumulated amortization	(7,732)	(3,052)
Intangibles, net	$83,378	$66,713

Amortization expense	$4,680	$2,211

Loan fees	$32,571	$32,571
Accumulated amortization	(19,958)	(17,114)
Loan fees, net	$12,613	$15,457

Interest expense	$2,844	$2,419

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See accompanying Independent Auditor’s Report

F-8

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value, except as noted below.

The company engaged an independent valuation firm to prepare a fair value (FV) measurement of certain tangible and intangible assets as of December 31, 2017. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820 (Fair Value Measurements and Disclosure) defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The Fair Value of certain tangible and intangible assets measured as of December 31, 2017 are as follows:

Tangible Assets	$294,732
Trained and Assembled Workforce	522,726
Trademarks, Trade Name & Script	1,776,644
Patents	7,657,828
Customer Relationships	543,602
Total	$10,795,532

Management believes that the fair values of these assets as measured give a more realistic indication of Company’s asset values and what would be received in an orderly transaction between market participants at the measurement date, but such are not adjusted to fair value in accordance with generally accepted accounting principles.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Sales tax is collected on sales in California and Indiana and these taxes are recorded as a liability until remittance. The Company includes credit card merchant account fees and Amazon fees as cost of goods sold in the statements of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense either ratably or by the percentage of vested shares, whichever method results in a higher value.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

See accompanying Independent Auditor’s Report

F-9

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Deferred Advertising Costs

The Company complies with the requirements of FASB ASC 340-20, with regards to capitalized advertising costs. Costs of direct-response advertising which is comprised of online ads and email acquisition campaigns, are capitalized if both the primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and the advertising results in probable future economic benefits. Non-direct/post-purchase marketing was deemed to be immaterial and thus, was left in the amount capitalized. However, if the non-direct/post-purchase marketing does become material in the future, the Company would expense as incurred. Costs are amortized over the period in which the future benefits are expected to be received, which the Company has estimated to be 2.2 years based on analysis of historical results. The amortization period and future economic benefit are calculated based on the average customer lifespan and customer lifetime value. The amount of capitalized advertising costs as of December 31, 2017 and 2016 totaled $3,037,273 and $258,276, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company converted from a subchapter S-Corporation to a C-Corporation for tax purposes effective on April 29, 2016. Accordingly, all earnings and losses prior to the conversion passed through to the ownership and were not taxable to the Company. Therefore, the Company does not receive the net operating loss carryforward credits for losses prior to the conversion date.

See accompanying Independent Auditor’s Report

F-10

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.

Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it will have net operating loss carryforwards of $2,294,397 and $134,249 as of December 31, 2017 and 2016. The Company pays Federal and California taxes at rates of 21% and 8.84% and has used a blended effective rate of 28% to derive net tax assets of $638,386 and $31,013 as of December 31, 2017 and 2016, respectively, resulting from its net operating loss carryforwards and other book-to-tax differences. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire in 2036, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed, while 2017 tax returns have not yet been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 3: DEFERRED REVENUE

In September 2014, the Company raised $195,560 from a Kickstarter campaign, which was recorded to deferred revenue. This balance was relieved as these orders were fulfilled, resulting in remaining deferred revenues of $0 and $35,000 as of December 31, 2017 and 2016, respectively. The Company accepted additional pre-orders during 2017 and 2016, resulting in $37,080 and $81,254 of deferred revenues as of December 31, 2017 and 2016, respectively.

NOTE 4:  LOANS PAYABLE

Line of Credit

On November 15, 2013, the Company entered into a line of credit agreement with JP Morgan Chase Bank, NA, in the amount of $10,000 bearing interest of WSJ Prime plus 6.3%. Interest expense on this loan was $177 and $767 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $4,604 as of December 31, 2017 and 2016, respectively. The line of credit was paid off in 2017.

See accompanying Independent Auditor’s Report

F-11

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

Loans Payable

On October 11, 2017, the Company entered in a 6-year term loan agreement with Toyota Financial Services in the amount of $39,854, bearing interest at 5.54% with a required monthly principal and interest payment of $653. Total interest expense on loans with Toyota Financial Services was $426 for the year ended December 31, 2017. The unpaid principal balance was $36,223 as of December 2017.

On September 7, 2017, the Company entered in a 12-month term loan agreement with Amazon Capital Services, Inc, in the amount of $492,000, bearing interest at 14.9% with a required monthly principal and interest payment of $44,204. This was one of a series of loan agreements with Amazon Capital Services, Inc. opened and repaid during 2017. On December 4, 2016, the Company entered into a 12-month term loan agreement with Amazon Capital Services, Inc. in the amount of $271,000, bearing interest at 12.9%, with a required monthly principal and interest payment of $24,192. This was one of a series of loan agreements with Amazon Capital Services, Inc. opened and repaid during 2016. Total interest expense on loans with Amazon Capital Services, Inc. was $48,369 and $20,764 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $374,216 and $271,000 as of December 31, 2017 and 2016, respectively.

On August 4, 2015, the Company entered into a 7-year term loan agreement with First US Credit Union in the amount of $700,000, bearing a variable interest rate based on the WSJ prime rate commencing at 6% with a required monthly principal and interest payment of $10,226. Interest expense on this loan was $36,033 and $35,745 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $504,048 and $595,758 as of December 31, 2017 and 2016, respectively.

On April 10, 2017, the Company entered into a 12-month term loan agreement with Celtic Bank in the amount of $76,700, bearing varying monthly interest rates of 1% - 3.75%, with required monthly principal and interest payments of $7,159-$9,268. On May 31, 2016, the Company entered into a 12-month year term loan agreement with Celtic Bank in the amount of $100,000, bearing interest at 12%, with a required monthly principal and interest payment of $9,333. On October 21, 2016, the Company entered into a 6-month term loan agreement with Celtic Bank in the amount of $32,400, bearing varying monthly interest rates of 1-5%, with varying required monthly principal and interest payments of $5,724-$7,020. Interest expense on these loans were $10,559 and $7,620 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $77,000 as of December 31, 2017 and 2016, respectively. The loans were all paid off in 2017.

On November 2, 2016, the Company entered into a 260-day term loan agreement with Direct Capital in the amount of $75,000, bearing interest at 24.9%, with a required daily principal and interest payment of $326. Interest expense on the loan was $8,296 and $2,355 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $64,640 as of December 31, 2017 and 2016, respectively. The loan was paid off in 2017.

See accompanying Independent Auditor’s Report

F-12

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

On October 28, 2016, the Company entered into a 7-month term loan agreement with Merchant Capital Source in the amount of $200,000, bearing interest at 51.4%, with a required daily principal and interest payment of $1,238. Interest expense on the loan was $48,001 and $12,000 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $160,000 as of December 31, 2017 and 2016, respectively. The loan was paid off in 2017.

On March 1, 2016, the Company entered into a 36-month term loan agreement with US Bank in the amount of $18,412, bearing interest at 6.85%, with a required monthly principal and interest payment of $567. Interest expense on this loan was $1,176 and $850 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $14,156 as of December 31, 2017 and 2016, respectively. The loan was paid off in 2017.

On October 27, 2015, the Company entered into a 33-month term loan agreement with Crest Capital in the amount of $12,627, bearing interest at 14.38%, with a required monthly principal and interest payment of $460. On July 21, 2015, the Company entered into a 36-month term loan agreement with Crest Capital in the amount of $11,558, bearing interest at 15.25%, with a required monthly principal and interest payment of $390. Interest expense on these loans were $499 and $2,678 for the years ended December 31, 2017 and 2016, respectively. The unpaid principal balance was $0 and $13,951 as of December 31, 2017 and 2016, respectively. The loans were paid off in 2017.

Revenue Financing Arrangements

The Company accounts for sales of future revenues in accordance with ASC 470-10-25, Sales of Future Revenues.

On May 11, 2017, the Company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $500,000, the Company is to remit 14% of Shopify sales to Shopify until $550,000 is paid back. On December 16, 2016, the Company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $200,000. The Company is to remit 15% of Shopify sales to Shopify until $226,000 is paid back. The total unpaid principal balance was $42,954 and $181,016 as of December 31, 2017 and 2016, respectively. The Company had entered into several agreements with Shopify during 2017 and 2016, total interest expense on all arrangements totaled $99,807 and $7,051 for the years ended December 31, 2017 and 2016, respectively.

On November 4, 2016, the Company entered into a short-term loan agreement with PayPal Working Capital in the amount of $97,000. The Company was to remit 15% of PayPal sales to PayPal until $102,029 was paid back. The unpaid principal balance was $0 and $59,120 as of December 31, 2017 and 2016, respectively. The Company had entered into several agreements with PayPal during 2016, total interest expense on all arrangements totaled $14,991 and $22,449 for the year ended December 31, 2017 and 2016, respectively. The loans were paid off in 2017.

Future Minimum Debt Payments

Future minimum debt payments under the Company’s outstanding loans, excluding revenue financing arrangements and SAFE notes are as follows as of December 31, 2017:

See accompanying Independent Auditor’s Report

F-13

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

2018	$476,867
2019	108,668
2020	115,346
2021	123,228
2022	87,672
Thereafter	2,706
Total	$914,487

NOTE 5: STOCKHOLDERS’ EQUITY

At inception, the Company authorized 100,000 shares of common stock with no par value. In April 2016, in conjunction with the conversion to a Delaware corporation, the Company authorized 1,000,000,000 shares of $0.001 par Class A Common Stock and 50,000,000 shares of $0.001 par Class B Common Stock. On January 27, 2017, the Company amended and restated the Certificate of Incorporation, to reduce the number of authorized shares of Class B Common Stock from 50,000,000 to 1,500,000. As of December 31, 2017 and 2016, 54,036,851 and 48,500,000 shares of Class A Common Stock were issued and outstanding. As of December 31, 2017 and 2016, 1,500,000 shares of Class B Common Stock were issued and outstanding.

As of December 31, 2015, 50,000 shares of common stock were issued and outstanding in the California corporation. In conjunction with the conversion to a Delaware corporation, the Company exchanged the 50,000 then outstanding shares of common stock in the California corporation at a 1,000:1 rate into 48,500,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock. All shares are held with the founders. In October 2017, the Company issued 5,536,851 shares of Class A Common Stock at $0.180608 per share, resulting in total proceeds of $1,000,000.

The rights, preferences, powers, privileges, and the restrictions, qualifications, and limitations of the Class A Common Stock are identical to those of the Class B Common Stock other than in respect to voting and conversion rights, where Class B Common Stock holders have exclusive voting rights, rights to voluntary convert at a 1:1 rate into Class A Common Stock, and are subject to mandatory conversion into Class A Common Stock upon a permitted transfer of Class B Common Stock (as defined in the Articles of Incorporation).

NOTE 6: SHARE-BASED PAYMENTS

Stock Plan

The Company has adopted the 2016 Stock Incentive Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options to employees and service providers. Under the Plan, the number of shares reserved for grant was 20,000,000 shares as of December 31, 2017 and 2016. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 16,190,000 and 19,200,000 as of December 31, 2017 and 2016, respectively.

See accompanying Independent Auditor’s Report

F-14

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

The Company measures employee stock-based awards is measured at the grant date based on the fair value of the award and is recognized as expense either ratably or by the percentage of vested shares, whichever method results in a higher value.  Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Risk Free Interest Rate	1.77%-2.17%	1.28%
Dividend Yield	0.00%	0.00%
Estimated Volatility	50.00%	60.00%
Expected Life (years)	5.00	5.00
Fair Value per Stock Option	$0.08	$0.019

For options issued to date, a vesting schedule of two years has been used. A summary of information related to stock options for the years ended December 31, 2017 and 2016 is as follows:

	December 31, 2017		December 31, 2016
		Weighted		Weighted
		Average		Average
	Options	Exercise Price	Options	Exercise Price

Outstanding - beginning of year	800,000	$0.015	-	$-
Granted	3,010,000	$0.070	800,000	$0.015
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Outstanding - end of year	3,810,000	$0.059	800,000	$0.015
Exercisable at end of year	1,815,829	$0.049	516,666	$0.015
Weighted average grant date fair value of options granted during year	$0.039		$0.019
Weighted average duration to expiration of outstanding options at year-end	9.2		9.3

See accompanying Independent Auditor’s Report

F-15

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

Stock-based compensation expense of $62,282 and $5,067 was recognized under FASB ASC 718 for the years ended December 31, 2017 and 2016, respectively. Total unrecognized compensation cost related to stock option awards amounted to $65,131 for the year December 31, 2017 and will be recognized over a weighted average period of 29 months.

Warrants

In conjunction with the stock purchase agreement for the issuance of common stock in 2017 discussed in Note 5, the Company issued this investor warrants to purchase additional shares of Class A Common Stock. The warrants were issued on October 2, 2017 and expire after a two-year term on October 2, 2019. Each warrant entitles the holder to purchase 5,536,851 shares of Class A Common Stock at an exercise price of $0.18 per share, subject to the Company’s board of director’s approval. The number of shares issuable under each warrant is subject to adjustment under certain dilution protection clauses.

NOTE 7: SAFE AGREEMENTS

During the year ended December 31, 2017, the Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through a Regulation Crowdfunding campaign in exchange for cash investments totaling $1,069,982. The SAFE agreements have no interest rate or maturity date.

The SAFE agreements entered into become convertible into shares of the Company’s Class A Non-Voting Common Stock. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) a 20% discount to the pricing in the triggering equity financing; B) the price implied by a $20,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing.

As of December 31, 2017, the SAFE agreements have not yet converted as a qualifying financing had not yet occurred. The SAFE agreements are recorded as a liability until conversion occurs.

NOTE 8: LEASE OBLIGATIONS

Effective August 6, 2014, the Company entered into a lease agreement for office space. The lease term commenced October 1, 2014 and was scheduled to expire after 38 months, on November 30, 2017. On October 11, 2016 an amendment was made to the Company’s office lease. The lease term commenced on November 1, 2016 and expires on October 31, 2018. Monthly lease obligations under the lease range from $6,389 to $6,700 per month. Rent expense for the years ended December 31, 2017 and 2016 totaled $78,292 and $56,585, respectively.

The following are the minimum future lease obligations on the Company’s lease agreement:

December 31,	Lease Obligations
2018	$67,004

See accompanying Independent Auditor’s Report

F-16

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

NOTE 9: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.

In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers", which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We will adopt the new standard effective January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In July 2014, the FASB issued the ASU No. 2015-11 on “Inventory (Topic 330): Simplifying the Measurement of Inventory”, which proposed that inventory should be measured at the lower of cost and the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. These amendments are based on existing guidance that requires measuring inventory at the lower of cost or market to consider the replacement cost of inventory less an approximately normal profit margin along with net value in determining the market value. It is effective for reporting periods beginning after December 15, 2016. We have adopted the new standard effective January 1, 2017 in which it did not have material impact on the financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows" (Topic 230). This ASU is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017. We do not believe the adoption of ASU 2016-15 will have a material impact on our financial position, results of operations or cash flows.

See accompanying Independent Auditor’s Report

F-17

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. We do not believe the adoption of ASU 2015-17 will have a material impact on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 11: SUBSEQUENT EVENTS

Revenue Financing Arrangements

On January 1, 2018, the Company entered into a short-term loan agreement with Shopify Capital, Inc. in the amount of $500,000. The Company is to remit 14% of Shopify sales to Shopify until $550,000 is paid back.

On May 7, 2018, the Company entered into a short-term loan agreement with PayPal Working Capital in the amount of $125,000. The Company is to remit 30% of Paypal sales until the loan is paid back.

On May 9, 2018, the Company refinanced an existing Amazon loan paying off the remaining balance of $215,867. The new loan amount was $593,000, with a 13.99% interest rate, with a monthly principal and interest payment of $53,241.

On May 25, 2018, the Company refinanced an existing arrangement with Shopify Capital, Inc. resulting in a net amount received of $250,000 and total payback of $277,000, with a 14% remittance rate on sales.

Related Party Promissory Note

On February 2, 2018, the Company entered into a 12-month term promissory note agreement with a major shareholder of the Company in the amount of $1,000,000, at a rate of 1.00% per month and which is payable monthly.

Lease Agreement

Effective May 11, 2018, the Company entered into a lease-to-own agreement for office space. The lease term commenced May 15, 2018 and is scheduled to expire on January 31, 2024.

Stock Issuance

On May 30, 2018, the Company issued 5,536,851 shares of Class A Common Stock at $0.180608 per share, resulting in total proceeds of $1,000,000.

See accompanying Independent Auditor’s Report

F-18

SLIDEBELTS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years ended

New Product Line

On July 26, 2018, the Company launched a new watch line, accepting pre-orders on a variety of men’s and women’s watches priced from $85 to $145. Pre-orders with ship in late September 2018 or early October 2018.

Management’s Evaluation

Management has evaluated subsequent events through August 17, 2018, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-19

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation, as amended
2.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation
2.3	Second Amended and Restated Bylaws, as amended
3.1	Buy-Sell Agreement dated July 1, 2014
3.2	Voting and Board Observer Agreement dated June 17, 2015
4	Form of Subscription Agreement
6.1	Master Services Agreement with WealthForge Securities, LLC
6.2	Employment Agreement dated July 17, 2016 between SlideBelts Inc. and Brig Taylor
6.3	SlideBelts Inc. Amended and Restated 2016 Stock Incentive Plan
6.4	Promissory Note dated February 2, 2018, of SlideBelts Inc. as Borrower, to Alex Chnaiderman, as Lender.
6.5	Stock Purchase Agreement dated October 2, 2017 between Alex Chnaiderman and SlideBelts Inc.
8	Form of Escrow Agreement*
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP*

*To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado Hills, State of California, on, August 31, 2018.

SLIDEBELTS INC.

By	/s/ Brig Taylor
Brig Taylor, Chief Executive Officer
SlideBelts Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Brig Taylor
Brig Taylor, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, Director
Date: August 31, 2018

/s/ Alex Chnaiderman
Alex Chnaiderman, Director
Date: August 31, 2018

/s/ Chris Gordon
Chris Gordon, Director
Date: August 31, 2018